                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant / /
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Under Rule 14a-12


                   American Business Financial Services, Inc.
-----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


 -----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:


       ----------------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies:


       ----------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


       ----------------------------------------------------------------------
    4) Proposed maximum aggregate value of transaction:


       ----------------------------------------------------------------------

    5) Total fee paid:


       ----------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    1) Amount Previously Paid:

    ___________________________________________________________________________
    2) Form, Schedule or Registration Statement No.:

    ___________________________________________________________________________
    3) Filing Party:

    ___________________________________________________________________________
    4) Date Filed:

    ___________________________________________________________________________

                              [LETTERHEAD OF ABFS]










Dear Stockholder:

         You are cordially invited to attend the 2000 Annual Meeting of Stockholders of American Business Financial Services, Inc. ("ABFS" or the "Company") which will be held on December 19, 2000 at 2:00 P.M. (Eastern Standard Time) at the offices of ABFS, 111 Presidential Blvd., Bala Cynwyd, PA 19004. The official notice of the Annual Meeting together with a proxy statement and form of proxy are enclosed. Please give this information your careful attention.

         Whether or not you expect to attend the meeting in person, it is important that your shares be voted at the meeting. I urge you to specify your choices by marking the enclosed proxy and returning it promptly.

                                        Sincerely,



                                        /s/ Anthony J. Santilli
                                        ------------------------------------
                                        Anthony J. Santilli
                                        Chairman and Chief Executive Officer

                   American Business Financial Services, Inc.
                             111 Presidential Blvd.
                              Bala Cynwyd, PA 19004

                           ---------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          to be held December 19, 2000

                           ---------------------------

TO OUR STOCKHOLDERS:

         Notice is hereby given that the Annual Meeting of Stockholders (the "Annual Meeting") of AMERICAN BUSINESS FINANCIAL SERVICES, INC. (the "Company" or "ABFS") will be held on December 19, 2000 at 2:00 P.M. (Eastern Standard
Time), at the offices of ABFS, 111 Presidential Boulevard, Bala Cynwyd, PA 19004 for the following purposes:

            1. To elect two Class I directors named herein to serve for the terms described in the accompanying Proxy Statement and until their successors are elected and qualified, as more fully described in the accompanying Proxy Statement; and

            2. To act upon such other business as may properly come before this meeting or any postponement or adjournment thereof.

         The Board of Directors is not aware of any other business to come before the Annual Meeting.

         The Board has fixed October 23, 2000 as the record date for the determination of stockholders entitled to vote at the Annual Meeting. Only stockholders of record at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting.

         YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE; NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                                         By Order of the Board of Directors,

                                         /s/ Beverly Santilli
                                         ---------------------
                                         Beverly Santilli
                                         Secretary
Bala Cynwyd, Pennsylvania
October 30, 2000

                   American Business Financial Services, Inc.
                             111 Presidential Blvd.
                              Bala Cynwyd, PA 19004

                          ----------------------------

                                 PROXY STATEMENT

                          ----------------------------


         The accompanying proxy is solicited by and on behalf of the Board of Directors of American Business Financial Services, Inc. (the "Company" or "ABFS") for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on December 19, 2000 at 2:00 P.M. (Eastern Standard Time) at the offices of ABFS, 111 Presidential Boulevard, Bala Cynwyd, PA 19004 and at any postponement or adjournment thereof. The approximate date on which this proxy statement and the accompanying form of proxy will first be sent or given to stockholders is October 30, 2000.

         Sending in a signed proxy will not affect the stockholder's right to attend the Annual Meeting and vote in person since the proxy is revocable. Any stockholder giving a proxy has the power to revoke it by, among other methods, delivering a later dated proxy or giving written notice to the Secretary of ABFS at any time before the proxy is exercised.

         The expense of the proxy solicitation will be borne by ABFS. In addition to solicitation by mail, proxies may be solicited in person or by telephone, telegraph or teletype by directors, officers or employees of ABFS and its subsidiaries without additional compensation. Upon request by brokers, dealers, banks or voting trustees, or their nominees who are record holders of the Company's common stock, par value $0.001 per share (the "Common Stock"), ABFS is required to pay the reasonable expenses incurred by such record holders for mailing proxy materials and annual stockholder reports to any beneficial owners of the Common Stock.

         A form of proxy is enclosed. If properly executed and received in time for voting, and not revoked, the enclosed proxy will be voted as indicated in accordance with the instructions thereon. If no directions to the contrary are indicated, the persons named in the enclosed proxy will vote all shares of the Common Stock for election of the nominees for director hereinafter named.

         The enclosed proxy confers discretionary authority to vote with respect to any and all of the following matters that may come before the Annual Meeting:
(i) matters which ABFS has not received notice at least 45 days prior to October 28, 2000, (ii) approval of the minutes of a prior meeting of stockholders, if such approval does not amount to ratification of the action taken at the Annual Meeting; (iii) the election of any person to any office for which a bona fide nominee is unable to serve or for good cause will not serve; (iv) any proposal omitted from this proxy statement and form of proxy pursuant to Rules 14a-8 or 14a-9 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); and (v) matters incident to the conduct of the Annual Meeting. In connection with such matters, the persons named in the enclosed form of proxy will vote in accordance with their best judgment.

         ABFS is not currently aware of any matters which will be brought before the Annual Meeting (other than procedural matters) which are not referred to in the enclosed notice of the Annual Meeting.

         ABFS had 3,323,674 shares of Common Stock outstanding at the close of business on October 23, 2000 (the "Record Date"). Stock price and share information contained in this proxy statement has been adjusted to give effect to a five percent stock dividend paid on September 27, 1999 (the "Stock Dividend"). In order for a quorum to be present at the Annual Meeting, a majority of the outstanding shares of ABFS' Common Stock as of the close of business on the Record Date must be present in person or represented by proxy at the Annual Meeting. All such shares that are present in person or represented by proxy at the Annual Meeting will be counted in determining whether a quorum is present, including abstentions and broker non-votes.

         Each share of Common Stock outstanding is entitled to one vote on each matter which may be brought before the Annual Meeting. The election of directors will be determined by a plurality vote. The affirmative vote of a majority of the shares present or represented by proxy is required to approve any other business matters properly brought before the Annual Meeting. Under the Delaware General Corporation Law, an abstention, withholding of authority to vote or broker non-vote on any proposal, other than the election of directors, will have the same legal effect as an "against" vote.

                      SECURITY OWNERSHIP OF MANAGEMENT AND
                            CERTAIN BENEFICIAL OWNERS

         The following table sets forth, as of October 23, 2000, the beneficial ownership of ABFS' Common Stock: (i) by each person known by the Company to be the beneficial owner of five percent or more of ABFS' outstanding Common Stock,
(ii) by each director and nominee for director of ABFS, (iii) by each executive officer whose compensation exceeded $100,000 during fiscal 2000 (the "Named Officers"), and (iv) by the directors, director nominees and executive officers of ABFS as a group. Unless otherwise specified, all persons listed below have sole voting and investment power with respect to their shares. The business address of the officers of ABFS is that of ABFS.


                Name, Position and Address                        Number of Shares            Percentage
                    of Beneficial Owner                         Beneficially Owned(1)           of Class
--------------------------------------------------------------------------------------------------------------
Anthony J. Santilli, Chairman, President,                                990,046 (2) (3)         29.8%
Chief Executive Officer, Chief Operating
Officer and Director of ABFS
and Beverly Santilli, President of American Business
Credit and First Executive Vice President and Secretary of
ABFS

Michael DeLuca, Director of ABFS                                         229,722 (4)              6.9
Lux Products
6001 Commerce Park
Mt. Laurel, NJ  08054

Richard Kaufman, Director of ABFS                                        204,339 (5)              6.1
1126 Bryn Tyddyn Drive
Gladwyne, PA  19035

Leonard Becker, Director of ABFS                                         128,167 (6)              3.9
Becker Associates
111 Presidential Blvd., Suite 140
Bala Cynwyd, PA  19004

Harold E. Sussman, Director of ABFS                                      132,047 (7)              4.0
Colliers, Lanard & Axilbund
399 Market Street, 3rd Floor
Philadelphia, PA  19106

Jeffrey M. Ruben                                                          23,425 (8)              (9)
Executive Vice President and General
Counsel of ABFS

Albert W. Mandia                                                          11,155 (10)             (9)
Executive Vice President - Finance and Chief Financial
Officer of ABFS

Milton Riseman                                                             4,000 (11)             (9)
Chairman of Consumer Mortgage Group of ABFS

Ralph J. Hall                                                                  0 (12)             (9)
Chairman of Business Alliance Group of ABFS

 All executive officers and directors as a group                       1,722,901(13)             51.9
(10 persons)

--------------------------
(1) The securities "beneficially owned" by an individual are determined in accordance with the definition of "beneficial ownership" set forth in the regulations of the SEC. Accordingly, they may include securities owned by or for, among others, the wife and/or minor children or the individual and any other relative who has the same home as such individual, as well as other securities as to which the individual has or shares voting or investment power or has the right to acquire under outstanding stock options within 60 days after the date of this table. Beneficial ownership may be disclaimed as to certain of the securities.
(2) The 920,896 shares of Common Stock are held directly by Mr. and Mrs. Santilli as joint tenants with right of survivorship.
(3) Includes options to purchase 54,125 shares of Common Stock awarded to Mr. Santilli pursuant to ABFS' Stock Option Plans, all of which are exercisable within 60 days of the Record Date. Also includes options to purchase 15,025 shares of Common Stock awarded to Mrs. Santilli pursuant to the Company's Stock Option Plans, which are currently exercisable. Excludes options to purchase 23,350 shares of Common Stock which are not currently exercisable.
(4) Includes 175,597 shares of Common Stock held directly and options to purchase 54,125 shares of Common Stock awarded pursuant to the Company's Stock Option Plans which are currently exercisable.
(5) Includes 150,214 shares of Common Stock held directly and options to purchase 54,125 shares of Common Stock awarded pursuant to the Company's Stock Option Plans which are currently exercisable.
(6) Includes 97,667 shares of Common Stock held directly and options to purchase 30,500 shares of Common Stock awarded pursuant to the Company's Stock Option Plan for Non-Employee Directors which are currently exercisable.
(7) Includes 77,922 shares of Common Stock held directly and options to purchase 54, 125 shares of Common Stock awarded pursuant to the Company's Stock Option Plans which are currently exercisable.
(8) Includes 8,400 shares of Common Stock held directly and options to purchase 15,025 shares of Common Stock awarded to Mr. Ruben pursuant to the Company's Stock Option Plans, which are currently exercisable. Excludes options to purchase 23,350 shares of Common Stock which are not currently exercisable.
(9)   Less than one percent.
(10) Includes 1,000 shares of Common Stock held directly, 905 shares of Common Stock held through the Company's 401(k) Plan, and options to purchase 9,250 shares of Common Stock awarded to Mr. Mandia pursuant to the Company's Stock Option Plans which are currently exercisable. Excludes options to purchase 23,875 shares of Common Stock which are not currently exercisable.
(11) Includes options to purchase 4,000 shares of Common Stock awarded to Mr. Riseman pursuant to the Company's Stock Option Plans which are currently exercisable. Excludes options to purchase 16,000 shares of Common Stock which are not currently exercisable.
(12) Excludes options to purchase 20,000 shares of Common Stock, which are not currently exercisable.
(13) Includes options to purchase 294,830 shares of Common Stock awarded to directors and officers of ABFS pursuant to the Company's Stock Option Plans which are currently exercisable. Excludes options to purchase 103,950 shares of the Company's Common Stock awarded to directors and officers of ABFS pursuant to the Company's Stock Option Plans which are not currently exercisable.

                       PROPOSAL I -- ELECTION OF DIRECTORS

         The Company's Amended and Restated Certificate of Incorporation currently provides that the Board shall consist of not less than one nor more than fifteen directors and that within these limits the number of directors shall be as established by the Board. The Board has set the number of directors at five or until their successors are elected and qualified. The Company's Amended and Restated Certificate of Incorporation provides that the Board of Directors shall be divided into three classes, having staggered terms of office, which are as equal in number as possible. The members of each class of directors are to be elected for a term of three years. The Company's Amended and Restated Articles of Incorporation does not permit stockholders to cumulate their votes for the election of directors.

         The following table sets forth certain information, as of the Record Date, regarding the Company's Board of Directors. The Board has nominated the nominees named below, which nominees are currently serving as directors and have indicated their willingness to continue serving as directors. The Board knows of no reason why such nominees would be unable to serve as directors. If either of the nominees should for any reason become unable to serve, then valid proxies will be voted for the election of such substitute nominee as the Board of Directors may designate or the Board may reduce the number of directors to eliminate the vacancy.

                                                           Position(s) Held              Director        Term to
               Name                     Age(1)              in the Company                 Since          Expire
------------------------------------  -----------  --------------------------------  ----------------  -------------
                                                      Nominees
                                                      --------

Michael DeLuca.....................       69       Director                                1993            2003

Harold E. Sussman..................       75       Director                                1993            2003


                                                 Directors Remaining in Office
                                                 ------------------------------

Anthony J. Santilli................
                                          58       Chairman, President, Chief              1993            2001
                                                   Executive Officer, Chief
                                                   Operating Officer and Director

Richard Kaufman....................       58       Director                                1993            2001

Leonard Becker.....................       77       Director                                1993            2002

------------------
(1) As of the Record Date.

         The principal occupation of each director of the Company and each of the nominees for director is set forth below. All directors have held their present position for at least five years unless otherwise indicated.

         Anthony J. Santilli is the Chairman, President, Chief Executive Officer and Chief Operating Officer of the Company and is an executive officer of its subsidiaries. He has held the positions with the Company since early 1993 when the Company became the parent company of American Business Credit, Inc. ("ABC") and the positions with the subsidiaries since the formation of ABC in June 1988.

         Prior to the founding of ABC in 1988, Mr. Santilli was Vice President and Department Head of The Philadelphia Savings Fund Society ("PSFS"). As such, Mr. Santilli was responsible for PSFS' commercial relationships with small and middle market business customers. Mr. Santilli also served as the secretary of PSFS' Asset/Liability Committee and Policy Committee from May 1983 to June 1985 and June 1986 to June 1987.

         Leonard Becker is a self-employed real estate investor, and has been since 1980. Mr. Becker was a former 50% owner and officer of the SBIC of the Eastern States, Inc., a federally licensed small business corporation which made medium term loans to small business concerns. For the last 30 years, Mr. Becker has been heavily involved in the investment in and management of real estate and has been involved in the ownership of numerous shopping centers, office buildings and apartments. Mr. Becker formerly served as a director of Eagle National Bank and Cabot Medical Corp.

         Michael DeLuca is Chief Executive Officer and a Director of Lux Products Corporation, a position he has held since 1991. Mr. DeLuca was President, Chairman of the Board, Chief Executive Officer and a former owner of Bradford-White Corporation, a manufacturer of plumbing products from 1982 to the end of 1991. Presently, Mr. DeLuca serves as a Director of BWC-West, Inc., and Bradford-White International.

         Richard Kaufman is Chairman and Chief Executive Officer of Academy Industries, Inc., a paper converting company, a position he has held since December 1996. From 1982 until 1996, he was self-employed and involved in making and managing various investments for his own benefit. From 1976 to 1982, Mr. Kaufman was President and Chief Operating Officer of Morlan International, Inc., a cemetery and financial services conglomerate. From 1970 to 1976, Mr. Kaufman served as a Director and Vice President-Real Estate and Human Services Division of Texas International, Inc., an oil and gas conglomerate.

         Harold E. Sussman is currently a principal in and Chairman of the Board of the real estate firm of Colliers, Lanard & Axilbund, a major commercial and industrial real estate brokerage and management firm in the Philadelphia area, with which he has been associated since 1972.

         THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE NOMINEES FOR DIRECTOR.

Board, Committees and Attendance at Meetings

         The Board of Directors of the Company held five meetings during the fiscal year ended June 30, 2000. During fiscal 2000, no director attended fewer than 75% of the aggregate of the total number of Board meetings and the total number of meetings held by committees of the Board of Directors on which he served. The following is a description of each of the committees of the Board of Directors of the Company.

         Audit Committee. The members of the Audit Committee are Messrs. DeLuca, Sussman and Becker. The Audit Committee reviews the Company's audited financial statements and makes recommendations to the Board concerning the Company's accounting practices and policies and the selection of independent accountants. The Audit Committee met three times during the year ended June 30, 2000.

         Compensation Committee. The members of the Compensation Committee are Messrs. Becker, DeLuca, Sussman and Kaufman. The Compensation Committee is responsible for establishing salaries, bonuses and other compensation for the executive officers and administers the Company's stock option plans. The Compensation Committee met once during the year ended June 30, 2000.

         Finance Committee. The members of the Finance Committee are Messrs. Santilli, Becker, Kaufman and DeLuca. The Finance Committee monitors and makes suggestions as to the interest rates paid by the Company on its debt instruments, develops guidelines and sets policy relating to the amount and maturities of investments to be accepted by the Company and performs cash management functions. The Finance Committee met twice during the year ended June 30, 2000.

         Executive Committee. The members of the Executive Committee are Messrs. Santilli, Kaufman and Becker. The Executive Committee is empowered by the Board to act in its stead between meetings of the Board. The Executive Committee met three times during the year ended June 30, 2000.

Audit Committee Report

         In September 2000, the Audit Committee met with management to review and discuss the audited financial statements. The Audit Committee also conducted discussions with its independent auditors, BDO Seidman LLP, regarding the matters required by the Statement on Auditing Standards No. 61. As required by Independence Standards Board Standard No. 1, "Independence Discussion with Audit Committees," the Audit Committee has discussed with and received the required written disclosures and a confirming letter from BDO Seidman LLP regarding its independence and has discussed with BDO Seidman LLP its independence. Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended June 30, 2000.

         This Audit Committee Report shall not be deemed incorporated by reference in any document previously or subsequently filed with the Securities and Exchange Commission that incorporates by reference all or any portion of this proxy statement, except to the extent that the Company specifically requests that the Report be specifically incorporated by reference.

                               The Audit Committee
         Michael DeLuca           Leonard Becker            Harold E. Sussman


Compensation of Directors

         General. During fiscal 2000, non-employee directors of the Company received an annual stipend of $20,000, a monthly stipend of $1,500 and $1,500 for each committee meeting attended if such committee meeting is held on a day other than the day of a board of directors meeting. Mr. Santilli, the only director who is also an officer of the Company, does not receive any separate fee for acting in his capacity as a director.

         1995 Non-Employee Director Plan. The Company adopted the 1995 Stock Option Plan for Non-Employee Directors (the "1995 Non-Employee Director Plan") in order to attract, retain and motivate non-employee directors and to encourage such individuals to increase their ownership interest in the Company. The 1995 Non-Employee Director Plan was adopted by the Board of Directors on September 12, 1995 and became effective upon its ratification by the stockholders at the annual meeting held on May 31, 1996. Such plan provides for the award of options to purchase up to 135,000 shares of the Company's Common Stock from the Company's authorized but unissued shares. As of June 30, 2000, 25,000 shares remain available for future issuances under this plan.

         The 1995 Non-Employee Director Plan is administered by the Board of Directors of the Company who shall have the exclusive right to determine the amount and conditions applicable to the options issued pursuant to such plan. Any non-employee director of the Company or its subsidiaries is eligible to participate in such plan.

         Options granted under the 1995 Non-Employee Director Plan are not Incentive Stock Options as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Options that do not qualify as Incentive Stock Options are referred to as Non-Qualified Stock Options in this document. The exercise price of the stock options granted under the 1995 Non-Employee Director Plan shall be equal to the fair market value of the Company's Common Stock on the date of grant. Payment of the exercise price for options granted under the 1995 Non-Employee Director Plan may be made (i) in cash, or (ii) unless prohibited by the Board of Directors in shares of Common Stock, or a combination of cash and shares. Except in the event of death or disability of the director as described below, all options granted pursuant to the 1995 Non-Employee Director Plan are exercisable during the lifetime of the director only by the director and may not be exercised more than ten years from the date of the grant. Unless terminated earlier as provided in the 1995 Non-Employee Director Plan, all unexercised options terminate three months following the date on which an optionee ceases to be a director of the Company but in no event shall an option be exercisable after ten years from the date of grant thereof. In the event that a non-employee director dies or becomes disabled during the option term, the director's executor or legal guardian, as applicable, may exercise such option during the three month period following such event to the same extent that the director was entitled to exercise such option prior to his death or disability but in no event later than ten years from the date of grant.

         In connection with the adoption of such plan, each non-employee director of the Company received an option to purchase 22,500 shares (as adjusted to 23,625 shares as a result of the Stock Dividend) of Common Stock at an exercise price of $4.75 per share as adjusted as a result of the Stock Dividend. Each new outside director elected subsequent to the adoption of the 1995 Non-Employee Director Plan would also receive an option to purchase 22,500 shares of Common Stock, subject to availability, at the market price on the date of grant. In addition, on October 22, 1996, the Board of Directors awarded each non-employee director an option to purchase 5,000 (as adjusted to 5,250 as a result of the Stock Dividend) shares of the Company's Common Stock. Such options had an exercise price of $16.86 as adjusted as a result of the Stock Dividend.

         1997 Non-Employee Director Plan. The Company adopted the 1997 Stock Option Plan for Non-Employee Directors (the "1997 Non-Employee Director Plan") in order to attract, retain and motivate non-employee directors and to encourage such individuals to increase their ownership interest in the Company. The 1997 Non-Employee Director Plan was adopted by the Board of Directors on September 30, 1997 and became effective upon its ratification by the stockholders at the annual meeting held on December 16, 1997. Only directors of the Company who are not full-time employees of the Company or its subsidiaries may receive awards under the 1997 Non-Employee Stock Option Plan. The aggregate number of shares which may be issued upon the exercise of options under the 1997 Non-Employee Director Plan is 120,000 shares of the Company's Common Stock.

         The 1997 Non-Employee Director Plan is administered by the Board of Directors of the Company, or a committee appointed by the Company's Board of Directors who shall adopt such rules and regulations for the conduct of its business and administration of the 1997 Non-Employee Director Plan. References to the term "Committee" in this section refer to either the Company's Board of Directors or such committee.

         Only Non-Qualified Stock Options may be awarded pursuant to the 1997 Non-Employee Director Plan. The exercise price of the stock options granted under the 1997 Non-Employee Director Plan shall be equal to the fair market value of the Company's Common Stock on the date of grant. Payment of the exercise price for options granted under the 1997 Non-Employee Director Plan may be made (i) in cash, or (ii) unless prohibited by the Board of Directors in shares of Common Stock, or a combination of cash and shares. No option granted under the 1997 Non-Employee Director Plan is assignable or transferable, otherwise than by will or by the laws of descent and distribution. Except in the event of death or disability, all options granted under the 1997 Non-Employee Director Plan are exercisable during the lifetime of an optionee, and are exercisable only by such optionee. In the event that a non-employee director dies or becomes disabled during the option term, the director's executor or legal guardian, as applicable, may exercise such option during the three month period following such event to the same extent that the director was entitled to exercise such option prior to his death or disability but in no event later than ten years from the date of grant.

         Each non-employee director of the Company shall be automatically granted an option to purchase 5,000 shares of the Company's Common Stock on October 1st of each year commencing in fiscal 1997 for a period of three years. Notwithstanding the foregoing, no award of options may be made pursuant to the non-employee director plan unless such award is approved by the Board of Directors prior to October 1st of each year. Options to purchase 10,500 shares of Common Stock (as adjusted as a result of the Stock Dividend) were awarded to each non-employee director pursuant to the 1997 Non-Employee Director Plan of which options to purchase 5,250 shares expired unexercised.

         Options granted pursuant to the 1997 Non-Employee Director Plan shall be immediately exercisable following their grant. Unless terminated earlier by the option's terms, options granted under the 1997 Non-Employee Director Plan will expire three years after the date they are granted. All unexercised options terminate three months after the optionee ceases to be a director of the Company (whether by death, disability, resignation, removal, failure to be reelected or otherwise, and regardless of whether the failure to continue as a director was for cause or otherwise), but not later than three years after the date of option grant.

         Unless terminated earlier by the Company's Board of Directors, the 1997 Non-Employee Director Plan will remain in effect until all awards granted pursuant to such plan have been satisfied by the issuance of shares, provided that no new awards shall be granted under the 1997 Non-Employee Director Plan more than three years from the date of adoption of such plan by the Board of Directors. Pursuant to the terms of the plan, no more awards may be made under this plan.

         The Non-Employee Director Plans provide for adjustments to the number of shares subject to outstanding options and to the exercise price of such outstanding options in the discretion of the Board of Directors in event of a declaration of stock dividend, stock split, merger, consolidation, split up, combination, recapitalization, conversion or similar circumstances.

         The Board of Directors may amend or supplement the Non-Employee Director Plans in any way, or suspend or terminate such plan at any time, as determined by the Board of Directors; provided, however, that such action shall not affect options granted under the Non-Employee Director Plans prior to the actual date on which such action occurred.

Executive Compensation

         The following table sets forth information regarding compensation paid by the Company and its subsidiaries to the Chief Executive Officer and each Named Officer.

                           SUMMARY COMPENSATION TABLE

                                                                                        Long Term
                                            Annual Compensation                    Compensation Awards
                                  --------------------------------------------  --------------------------------

                                                                                            Securities
                                                                               Restricted   Underlying
            Name and              Fiscal                         Other Annual    Stock      Options/        All Other
       Principal Position         Year     Salary        Bonus  Compensation(1)  Award(s)    SARS (#)       Compensation
--------------------------------
Anthony J. Santilli               2000    $548,438      $575,000      --          --           10,000(2)     $   2,313(14)
Chairman, President, Chief        1999     421,875       512,344      --          --            5,250(3)         2,000
Executive Officer, Chief          1998     356,250       579,030      --          --            5,250(4)         2,000
Operating Officer and Director
of ABFS


Beverly Santilli                  2000   $ 381,125      $400,000      --          --           20,000(5)      $  2,313(14)
President, ABC and First          1999     281,252       341,562      --          --                0              961
Executive                         1998     237,503       374,908      --          --            5,250(6)         2,000
Vice President and Secretary of
ABFS


Jeffrey M. Ruben                  2000   $ 287,500      $150,000      --          --           20,000(5)      $  2,313(14)
Executive Vice President and      1999     232,200       112,500      --          --                0            2,018
General Counsel of ABFS           1998     152,083        71,250      --          --            5,250(6)         1,979


Albert W. Mandia                  2000   $ 340,000      $170,000      --          --           20,000(5)        $1,204
Executive Vice President -        1999     282,825       137,500      --          --                0                0
Finance and Chief Financial       1998      22,917            --      --          --           13,125(8)            --
Officer of ABFS (7)

Ralph  J. Hall                    2000     $46,250(10)        $0      --          --           20,000(11)           $0
Chairman of the Business Alliance
Group of ABFS (9)

Milton Riseman                    2000    $335,000      $100,000      --          --            6,875(13)      $ 1,919
Chairman of the Consumer Mortgage
Group of ABFS (12)

--------------------------
(1) Excludes perquisites and other personal benefits that do not exceed $50,000 or 10% of each officer's total salary and bonus.
(2) Represents an option to purchase 10,000 shares of Common Stock granted to Mr. Santilli in fiscal 2000 at an exercise price of $13.00 per share.
(3) Represents an option to purchase 5,250 shares of Common Stock (as adjusted as a result of the Stock Dividend) granted to Mr. Santilli in fiscal 1999 at an exercise price of $14.29 per share as adjusted as a result of the Stock Dividend.
(4) Represents an option to purchase 5,250 shares of Common Stock (as adjusted as a result of the Stock Dividend) granted to Mr. Santilli in fiscal 1998 at an exercise price of $22.14 per share as adjusted as a result of the Stock Dividend.
(5) Represents an option to purchase 20,000 shares of Common Stock granted at an exercise price of $13.00 per share. Such option will vest at a rate of 20% per year over a five year period with the first portion vesting on October 1, 2000, the first anniversary of the date of grant.

(6) Represents an option to purchase 5,250 shares of Common Stock (as adjusted as a result of the Stock Dividend) granted at an exercise price of $22.32 per share as adjusted as a result of the Stock Dividend. Such option will vest at a rate of 20% per year over a five year period with the first portion vesting on September 30,1999, the first anniversary of the date of grant.
(7) Albert W. Mandia became an executive officer of the Company effective May 15, 1998 at an annual salary of $275,000.
(8) Represents an option to purchase 13,125 shares of Common Stock (as adjusted as a result of the Stock Dividend) at an exercise price of $21.85 per share.
(9) Information is provided only for the year ended June 30, 2000 as such individual was not an executive officer during the prior fiscal year.
(10) Ralph J. Hall became an executive officer of the Company effective May 15, 2000 at an annual salary of $370,000.
(11) Represents an option to purchase 20,000 shares of Common Stock granted to Mr. Hall at an exercise price of $13.00 per share.
(12) Milton Riseman became an executive officer of the Company as of July 1, 2000 at an annual salary of $335,000.
(13) Represents an option to purchase 6,875 shares of Common Stock granted to Riseman in fiscal 2000 at a stock price of $13.00 per share.
(14) Represents the Company's contribution to the 401(k) Plan on behalf of each Named Officer.


         Management Incentive Plan. During fiscal 1997, the Board of Directors adopted a Management Incentive Plan for the benefit of certain officers of the Company and its subsidiaries, including certain of the Company's executive officers. The plan is intended to motivate management toward the achievement of the Company's business goals and objectives by rewarding management in the form of an annual cash bonus if certain established Company and individual goals are attained. Officers eligible to participate in the plan include selected officers at the level of Vice President and above. Bonuses are determined based upon the achievement of qualitative and quantitative individual, departmental and Company goals pursuant to an established formula under which the various factors are weighted based upon each individual's position, years of service and contribution to the overall performance of the Company or a subsidiary thereof. The maximum annual bonus awarded can range from 15% to 50% of an individual's annual base salary for all officers of the Company. Bonuses may be prorated to the extent an eligible participant has not been employed by the Company for a full 12 month period. The Management Incentive Plan, does not, however, include the Chairman, First Executive Vice President or General Counsel as their annual cash bonus is determined in accordance with the terms of their respective employment agreements.

         1993 Stock Option Plan. In 1993, the Company adopted, and the stockholders approved, the Company's Amended and Restated Stock Option Plan (the "1993 Stock Option Plan"). At June 30, 2000, options to purchase 308,250 shares of Common Stock were issued and outstanding under the 1993 Stock Option Plan. Officers and key employees of the Company who are in positions in which their decisions, actions and counsel will have a significant impact upon the profitability and success of the Company are eligible to receive options under the 1993 Stock Option Plan. Options granted under the 1993 Stock Option Plan may be Incentive Stock Options, or Non-Qualified Stock Options.

         The 1993 Stock Option Plan is administered by the Compensation Committee which is comprised of three or more members of the Board of Directors of the Company, each of whom must meet certain requirements imposed by SEC regulations and the Code. The Compensation Committee has the discretion to interpret the provisions of the 1993 Stock Option Plan; to determine the persons to receive options under the 1993 Stock Option Plan; to determine the type of awards to be made and the amount, size and terms of each such award, to determine the time when awards shall be granted; and to make all other determinations necessary or advisable for the administration of the 1993 Stock Option Plan.

         Options granted under the 1993 Stock Option Plan may be options intended to qualify under Section 422 of the Code ("Incentive Stock Options"), or Non-Qualified Stock Options. The 1993 Stock Option Plan requires the exercise price of all stock options to be at least equal to the fair market value of the Common Stock on the date of the grant. Except as set forth below, all options granted pursuant to the 1993 Stock Option Plan are exercisable in accordance with a vesting schedule which is established at the time of grant and may not be exercised more than ten years from the date of the grant. No individual may receive more than 75% of the shares reserved for issuance under the 1993 Stock Option Plan.

         The following rules apply to Incentive Stock Options awarded under the Company's Stock Option Plans. In the case of Incentive Stock Options granted to a stockholder owning, directly or indirectly, in excess of 10% of the Common Stock, the option exercise price must be at least equal to 110% of the fair market value of the Common Stock on the date of grant and such options may not be exercised more than five years from the date of grant. Payment of the exercise price for options granted under the 1993 Stock Option Plan may be made in cash, shares of Common Stock, or a combination of both as determined by the Compensation Committee. Additionally, the maximum aggregate fair market value of the shares of Common Stock (determined when the Incentive Stock Option is granted) with respect to which Incentive Stock Options are first exercisable by an employee in any calendar year cannot exceed $100,000.

         All options granted pursuant to the 1993 Stock Option Plan are exercisable in accordance with a vesting schedule which was set by the Compensation Committee at the time of grant. The Compensation Committee may in its sole discretion, provide in an option agreement the circumstances under which the option shall become immediately exercisable and may accelerate the date on which all or any portion of an option may be exercised. All unexercised Incentive Stock Options terminate three months following the date on which an optionee's employment by the Company terminates, other than by reason of disability or death. An exercisable option held by an optionee who dies or who ceases to be employed by the Company because of disability may be exercised by the employee or his representative within one year after the employee dies or becomes disabled (but not later than the scheduled option termination date). No option granted under the 1993 Stock Option Plan is assignable or transferable, otherwise than by will or by the laws of descent and distribution. Except in the event of death or disability, all options granted under the 1993 Stock Option Plan are exercisable during the lifetime of an optionee, and are exercisable only by such optionee.

         The 1993 Stock Option Plan provides for adjustments to the number of shares subject to outstanding options and to the exercise price of such outstanding options in the discretion of the Compensation Committee in the event of a declaration of a stock dividend, distribution or other offering of shares, merger, consolidation, split up, combination, exchange, or recapitalization.

         The Compensation Committee may amend or terminate the 1993 Stock Option Plan at any time except that the Compensation Committee may not amend the 1993 Stock Option Plan without stockholder approval to (i) increase the number of shares which may be issued under the 1993 Stock Option Plan (other than pursuant to Section 14 of the 1993 Stock Option Plan); (ii) change the minimum option price (other than pursuant to Section 14 of the 1993 Stock Option Plan); (iii) extend the term of the 1993 Stock Option Plan, or (iv) extend the period during which an option may be exercised or changed. In addition, no amendment or modification to the 1993 Stock Option Plan shall impair the rights of any optionee under any previously granted award without the consent of such optionee.

         1999 Stock Option Plan. The Company adopted the 1999 Stock Option Plan on September 22, 1999. All officers and key employees of the Company and of any present or future Company parent or subsidiary corporation are eligible to receive an option or options under the 1999 Stock Option Plan. All directors of, and important consultants to, the Company and of any present or future Company parent or subsidiary corporation are also eligible to receive an option or options under the 1999 Stock Option Plan. The aggregate number of shares which may be issued upon the exercise of options under the 1999 Stock Option Plan is 500,000 shares of the Company's Common Stock.

         The Compensation Committee appointed by the Company's Board of Directors administers the 1999 Stock Option Plan. Options granted under the 1999 Stock Option Plan may be Incentive Stock Options, or Non-Qualified Stock Options. The exercise price for options issued under the 1999 Stock Option Plan will be equal to the fair market value of the Company's Common Stock on the date of grant of the option. The exercise price of an option may be paid in cash, the delivery of previously owned shares of Common Stock of the Company having a fair market value equal to the exercise price, or a combination of cash and previously owned shares.

         Since Incentive Stock Options may be granted pursuant to the 1999 Stock Option Plan, grants under this plan are subject to special provisions applicable to Incentive Stock Options under the Code which are described under the 1993 Stock Option Plan. The 1999 Stock Option Plan provides that the maximum number of options which may be awarded to any single optionee under the 1999 Stock Option Plan shall be no more than is equal to 90% of the shares reserved for issuance under the 1999 Stock Option Plan. No Incentive Stock Option granted under the 1999 Stock Option Plan is assignable or transferable, otherwise than by will or by the laws of descent and distribution. Except in the event of death or disability, any Incentive Stock Option granted under the 1999 Stock Option Plan is exercisable only during the lifetime of an optionee, and is exercisable only by such optionee. Awards of Non-Qualified Stock Options are not subject to these special limitations.

         All options granted pursuant to the 1999 Stock Option Plan are exercisable in accordance with a vesting schedule (if any) which is set by the Compensation Committee at the time of grant. The expiration date of an option is also determined by the Compensation Committee at the time of the grant, but in no event will an option be exercisable after the expiration of ten years from the date of grant of the option. All unexercised options terminate three months following the date on which an optionee's employment with the Company terminates, other than by reason of disability or death. An exercisable option held by an optionee who dies or who ceases to be employed by the Company because of disability may be exercised by the employee or his representative within one year after the employee dies or becomes disabled (but not later than the scheduled option termination date). The Compensation Committee may, in its sole discretion, provide in an option agreement the circumstances under which the option shall become immediately exercisable and may accelerate the date on which all or any portion of an option may be exercised. Also, except as otherwise provided by the Rules and Regulations of the SEC, the 1999 Stock Option Plan provides that the Compensation Committee at the time of grant of a Non-Qualified Stock Option may provide that the stock option is transferable to any "family member" of the optionee by gift or qualified domestic relations order.

         Unless terminated earlier by the Board of Directors, the 1999 Stock Option Plan will remain in effect until all awards granted under 1999 Stock Option Plan have been satisfied by the issuance of shares provided that no new awards may be granted under such 1999 Stock Option Plan more than ten years from of the date the 1999 Stock Option Plan was adopted by the Company.

         Except as required pursuant to Rule 422 of the Code or any successor or provision, the Board of Directors may amend or supplement the 1999 Stock Option Plan, including the form of option agreement, in any way, or suspend or terminate such plan at any time, as determined by the Board of Directors without the approval of stockholders; provided, however, that such action shall not affect options granted under the 1999 Stock Option Plan prior to the actual date on which such action occurred.

         The following table sets forth information regarding options exercised by the Named Officers during fiscal 2000 under the 1993 Stock Option Plan and the 1999 Stock Option Plan and the option values of options held by such individuals at fiscal year end.

              AGGREGATED OPTIONS/SAR EXERCISED IN LAST FISCAL YEAR
                      AND FISCAL YEAR END OPTION/SAR VALUES

                                                                                            Value of Unexercised
                                                                 Number of Securities           In-the-Money
                                                                Underlying Unexercised       Options / SARs at
                                     Shares                    Options / SARs at Fiscal       Fiscal Year End
                                   Acquired on      Value       Year End Exercisable/           Exercisable/
        Name                       Exercise(#)   Realized($)      Unexercisable (1)          Unexercisable (2)
-------------------------------   ------------   -----------   -------------------------    -----------------------

Anthony J. Santilli                    --            --                49,375/0               $329,825/$0 (3)
Chairman, President, Chief
Executive Officer, Chief
Operating Officer and
Director of ABFS


Beverly Santilli                       --            --             15,025/23,350                $0/$0 (4)
President of ABC and First
Executive Vice President and
Secretary of ABFS


Jeffrey M. Ruben                       --            --             15,025/23,350                $0/$0 (5)
Executive Vice President and
General Counsel of ABFS

Albert W. Mandia
Executive Vice President -             --            --              9,250/23,875                $0/$0 (6)
Finance and Chief Financial
Officer of ABFS

Ralph J. Hall                          --            --                0/20,000                  $0/$0 (7)
Chairman of Business Alliance
Group of ABFS

                                       --            --              4,000/16,000                $0/$0 (8)
Milton Riseman
Chairman of Consumer Mortgage
Group of ABFS

------------------
(1) Shares subject to options and exercise prices have been adjusted as a result of the Stock Dividend.
(2) Represents the aggregate market value (market price of the Common Stock less the exercise price) of the options granted based upon the closing sales price per share of $11.44 on June 30, 2000.
(3) The exercise prices of options to purchase 23,625 shares, 5,250 shares, 5,250 shares, 5,250 shares and 10,000 shares held by Mr. Santilli are $4.76 per share, $16.91 per share, $22.14 per share, $14.29 per share and $13.00 per share, respectively.

(4) The exercise prices of the options to purchase 13,125 shares, 5,250 shares and 20,000 shares held by Mrs. Santilli are $19.05 per share, $22.38 per share and $13.00 per share, respectively. Such options vest at a rate of 20% of the initial award per year over a five year period commencing on February 13, 1998, September 30, 1998 and October 1, 1999, respectively.
(5) The exercise prices of options to purchase 13,125 shares, 5,250 shares and 20,000 shares held by Mr. Ruben are $19.05 per share, $22.38 per share and $13.00 per share, respectively. Such options vest at a rate of 20% of the initial award per year over a five year period commencing on February 13, 1998, September 30, 1998 and October 1, 1999, respectively.
(6) The exercise price of the options to purchase 13,125 shares and 20,000 shares held by Mr. Mandia are $21.91 and $13.00, respectively. Such options vest at a rate of 20% of the initial award per year over a five year period commencing June 1, 1999 and October 1, 1999.
(7) The exercise price of the options to purchase 20,000 shares of Common Stock held by Mr. Hall is $13.00. Such options vest at a rate of 20% per year over a five year period commencing on May 24, 2000.
(8) The exercise price of the options to purchase 20,000 shares of Common Stock held by Mr. Riseman is $13.00. Such options vest at a rate of 20% per year over a five year period commencing on June 15, 1999.

         The following table sets forth information regarding options to purchase shares of Common Stock granted to the Named Officers during fiscal 2000. The 1993 Stock Option Plan and the 1999 Stock Option Plan do not provide for the grant of stock appreciation rights ("SARs").

                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR
                                INDIVIDUAL GRANTS

                                        Number of      % of Total
                                        Securities    Options/SARs                                  Black Scholes
                                        Underlying     Granted to    Exercise or                     Grant Date
                                       Options/SARs   Employees in    Base Price                       Present
                Name                  Granted (#)(1)   Fiscal Year      ($/sh)    Expiration Date   Value ($) (2)
---------------------------------    ---------------  -------------  -----------  ----------------  ---------------
Anthony J. Santilli                            10,000     4.9 %      $  13.00        9/30/2009         $4.17
Chairman, President, Chief
Executive Officer, Chief Operating
Officer and Director of ABFS

Beverly Santilli                               20,000     9.8%          13.00        9/30/2009          4.17
President of ABC and First
Executive Vice President and
Secretary of ABFS

Jeffrey M. Ruben                               20,000     9.8%          13.00        9/30/2009          4.17
Executive Vice President and General
Counsel of ABFS


Albert W. Mandia                               20,000     9.8%          13.00        9/30/2009          4.17
Executive Vice President - Finance
and Chief Financial Officer of ABFS


Ralph J. Hall                                  20,000     9.8%          13.00        5/24/2010          4.75
Chairman of Business Alliance Group
of ABFS


Milton Riseman                                  6,875     3.4%          13.00        9/30/2009          4.17
Chairman of Consumer Mortgage Group
of ABFS

----------------------------
(1) Such options have a term of ten years and vest over five years, except for those of Mr. Santilli, which vested immediately upon grant.
(2) The Company utilized the Black-Scholes option pricing model. The following Black-Scholes assumptions were utilized:
                  Risk-free interest rate               6.7%
                  Dividend yield                       2.00%
                  Expected time of exercise          8 years
                  Market price at grant              $11.75 to 12.625
                  Expected volatility                   0.30

Employment Agreements

         On January 29, 1997, the Company entered into employment agreements with each of Anthony J. Santilli, Beverly Santilli and Jeffrey M. Ruben pursuant to which their initial annual base salaries were $300,000, $200,000 and $125,000, respectively. The employment agreements with Mr. and Mrs. Santilli were subsequently amended in October 1997. The salaries of Mr. and Mrs. Santilli are subject to increase but not decrease, on an annual basis based upon the Consumer Price Index and may also be increased from time to time by the Compensation Committee for Mr. Santilli and from time to time for Mrs. Santilli by Mr. Santilli based on the recommendations of the Compensation Committee. Mr. Ruben's salary is subject to increase on an annual basis based upon the Consumer Price Index and may also be increased from time to time by Mr. Santilli. Once increased, Mr. Ruben's salary may not be decreased following a "change in control" of the Company. The employment agreements are designed to assist the Company in maintaining a stable and competent management team. Certain of the terms of such agreements, including the amendments thereto, are described below.

         The term of each agreement terminates upon the earlier of: (a) the employee's death, permanent disability, termination of employment for cause, voluntary resignation or seventieth birthday or (b) the later of: (i) the fifth year anniversary of the execution of the agreement (or three years in the case of Mr. Ruben); or (ii) five years from any anniversary date of an agreement (or three years in the case of Mr. Ruben). Notwithstanding the preceding, if the Company notifies: (a) Mr. or Mrs. Santilli of its intent to terminate their respective employment without cause during the term of their respective agreements, their agreements terminate five years from the date of the notice, or (b) Mr. Ruben of its intent to terminate his employment without cause during the term of his agreement, his agreement would terminate three years from the date of such notice except that while Mr. Santilli is Chief Executive Officer of the Company, the Company may terminate Mr. Ruben without cause upon payment to Mr. Ruben of an amount equal to his then current annual base salary.

         The employment agreements with each of Mr. and Mrs. Santilli also provide for a cash payment to each employee equal to 299% of the last five years' average annual compensation as calculated in accordance with Section 280G of the Code, (in addition to any other payments and benefits due under the agreements) in the event of a "change in control" (as defined in such agreements), of the Company during the term of the agreements to which such employee does not consent in such individual's capacity as a director or stockholder of the Company. Mr. Ruben's agreement provides for a similar cash payment only if his employment is terminated in the event of a "change in control," which payment shall be in lieu of any additional payment which may be due pursuant to the terms of his agreement. The agreements with Mr. Ruben and Mrs. Santilli also provide that in the event of a "change in control" of the Company, each employee's stock options shall vest in full (provided, that in the case of Mrs. Santilli, she does not consent to such "change in control"). The vesting of options and the receipt of other payments and benefits provided for under the agreements upon a "change in control" of the Company may subject an employee to the payment of an excise tax equal to 20% of all payments contingent upon a "change in control" made in excess of the employee's base compensation. Under the terms of the agreements, in such event the Company will pay the employees an additional amount such that the net amount of payments retained by the employees after the payment of any excise tax and any federal, state and local income and employment taxes and the excise tax on the additional amount paid by the Company shall be equal to the total payments or benefits to be received by the employees under their respective agreements. The Company is not entitled to a deduction for any payments subject to the excise tax made to employees pursuant to the terms of the agreements. For purposes of all of the employment agreements, a "change in control" of the Company shall include: (a) a change in the majority of the members of the Board of Directors within a two-year period, excluding a change due to the voluntary retirement or death of any board member (with respect to Mr. Ruben's agreement, no "change in control" as a result of a change in the majority of the directors will be deemed to occur under the terms of his agreement if Mr. Santilli remains Chairman of the Board), or (b) a person or group of persons acting in concert (as defined in Section 13(a) of the Exchange Act) acquires beneficial ownership, within the meaning of Rule 13(d)(3) of the Rules and Regulations of the Commission promulgated pursuant to the Exchange Act, of a number of voting shares of the Company which constitutes (i) 50% or more of the Company's shares voted in the election of directors, or (ii) more than 25% of the Company's outstanding voting shares. Based upon their current salaries, if Mr. and Mrs. Santilli and Mr. Ruben had been terminated as of June 30, 2000 under circumstances entitling them to change in control payments (excluding the value realized upon the exercise of options or any excise tax and other payments described above, which amounts may vary based upon a variety of factors, including but not limited to, the acquisition price and the timing of the change in control), Mr. Santilli, Mrs. Santilli and Mr. Ruben would have been entitled to receive a lump sum payment of approximately $2,573,000, $1,619,000 and $797,000, respectively. In addition, Mr. and Mrs. Santilli's agreements would continue to be in force for the remainder of their term as described above.

         Each employment agreement also prohibits the employee from divulging confidential information regarding the Company's business to any other party and prohibits the employee, during the term of the agreement, from engaging in a business or being employed by a competitor of the Company without the prior written consent of the Company. The Company may extend the non-compete provisions of any of the agreements at its option (or in the case of Mr. Ruben, with his consent) for up to one year following the termination of such agreement upon payment to the employee of an amount equal to the highest annual salary and bonus received by the employee during any fiscal year during the term of the agreement; provided, however, that the non-compete provisions of Mr. Ruben's contract shall be automatically extended for one year in the event he is terminated without cause and receives a severance payment pursuant to the terms of his agreement unless he returns a pro rata portion of the severance payment received from the Company.

         The employment agreements with Mr. and Mrs. Santilli also provide for the payment of an annual cash bonus if the Company meets at least eighty percent (80%) of the targets established by the Board. Mr. Ruben's agreement provides that his participation in the Company's annual cash bonus plan is established by the Board. Each employment agreement also provides the employees with certain other benefits including an allowance for company car for each of Mr. and Mrs. Santilli, payment of certain life, health (including the payment of health insurance benefits for the family of Mr. and Mrs. Santilli) and disability insurance payments and reimbursement for all reasonable expenses incurred by the employee in the performance of his or her duties. In the event Mr. Santilli becomes disabled (as defined in the agreement) during the term of his agreement, such employment agreement also provides for the payment of monthly disability payments to him in an amount equal to his monthly salary prior to the disability less any disability benefits received by Mr. Santilli pursuant to any disability insurance paid for, in whole or in part, by the Company for the period of his disability, but in no event beyond the date Mr. Santilli reaches 65 years of age.

         The Company entered into a letter agreement with Albert Mandia in connection with his employment as Chief Financial Officer of the Company. The agreement, as amended, provides that Mr. Mandia shall receive an initial annual base salary of $275,000 and shall be eligible to receive a bonus of up to 50% of his annual salary if the Company achieves certain goals as described in the Management Incentive Plan. Mr. Mandia's annual base salary may be increased from time to time by Mr. Santilli. The agreement also provides Mr. Mandia with certain other benefits including a car allowance and life insurance. Mr. Mandia also received options to purchase 13,125 shares (as adjusted as a result of the Stock Dividend) of the Company's Common Stock. If Mr. Mandia's employment is terminated for any reason, except for cause as defined in the letter agreement, he will be entitled to receive one year's base salary. The Company and Mr. Mandia are also parties to a supplementary letter agreement dated October 1, 1998. This supplementary letter agreement provides that Mr. Mandia shall be paid a certain sum in the event his employment is terminated after a change in control. In the event of a change in control, Mr. Mandia will receive his highest annual salary for the twelve month period preceding the termination of his employment and his highest annual bonus paid in any of the three fiscal years preceding termination. A change is control is defined in the supplementary letter agreement as: (a) a merger or consolidation except where the Company would retain 75% voting power after giving effect to such merger or consolidation or where an employee group (then existing management and employees) would control 20% of the voting securities after giving effect to the merger or consolidation; (b) all or substantially all of the assets of the Company are sold or liquidated pursuant to a plan approved by the stockholders of the Company except if an employee group would retain at least 20% of such assets after giving effect to such plan; (c) the acquisition of 50% or more of the voting securities of the Company then outstanding except if such acquisition was by an employee group or pursuant to an agreement negotiated with the Company; or (d) the majority of the Board of Directors is replaced during any 24 month period (excluding voluntary resignations and placements made by the Board of Directors or an employee group). The payments are not payable under the supplementary agreement if Mr. Mandia is terminated for cause, however he is still entitled to the payments related to a change in control in the event that he resigns within twenty four months of a change in control because of a material reduction in his salary or benefits, a material change in his job responsibilities, a request to relocate that would increase his commute by more than 50 miles or the failure of the Company to expressly assume the supplementary agreement after a change in control. If a change in control were to occur as of June 30, 2000 and his employment terminated, Mr. Mandia would be entitled to a payment of $510,000.

         The Company entered into an employment agreement with Milton Riseman in connection with his employment as Chairman, Consumer Mortgage Group. The agreement provides that Mr. Riseman shall receive an annual salary of $335,000 per year and shall be eligible to receive a bonus of up to 50% of salary, beginning fiscal 2000, if the Company achieves certain goals as described in the Management Incentive Plan. The agreement also provides Mr. Riseman with a car allowance and the customary benefits afforded Company employees.

         The Company entered into a letter agreement with Ralph Hall in connection with his employment as Chairman, Business Alliance Group. The agreement provides that Mr. Hall shall receive an annual salary of $370,000 per year and shall be eligible to receive a bonus of up to 50% of salary, beginning in fiscal 2001, if the Company achieves certain goals as described in the Management Incentive Plan. The agreement also provides Mr. Hall with certain other benefits including a car allowance and the customary benefits afforded Company employees. Mr. Hall also received options to purchase 20,000 shares of the Company's common stock.


             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         General. The Compensation Committee is comprised entirely of non-employee members of the Board of Directors. The Compensation Committee reviews and approves each of the elements of the executive compensation program. Certain aspects of executive compensation are then submitted to the full Board for review. The Compensation Committee recommends changes in compensation for those individuals whose compensation is governed by employment agreements to the Board of Directors for action and determines the compensation of officers whose compensation is not governed by the terms of employment agreements.

         Compensation Objectives. The Compensation Committee believes that compensation for the executive officers should be determined in a manner which emphasizes increasing value for stockholders. Based upon this objective, the Compensation Committee's executive compensation program is designed to pay base salaries to executives at levels that enable the Company to attract, motivate and retain talented executives. In addition, the Compensation Committee may provide annual cash bonuses as well as stock option grants as a component of compensation and/or as a reward for performance based upon: (i) individual performance, (ii) the Company's operating and financial results and departmental goals, and (iii) other performance measures. Stock option grants which are made at the fair market value of the Common Stock on the grant date are intended to result in no reward if the stock price does not appreciate, but may provide substantial rewards to executives as stockholders benefit from stock price appreciation. Consistent with this overall philosophy, the Compensation Committee's specific objectives are to:

         o Align the financial interests of executive officers with those of stockholders by providing equity-based incentives.

         o Provide annual variable cash bonus compensation awards that take into account the overall Company performance, individual contributions and other factors that increase stockholder value.

         o Offer a total compensation program that takes into account the compensation practices and financial performance of companies in the Company's industry and other comparable companies as well as the future needs.

         o Emphasize performance-based and equity-based compensation for officers at the level of vice president and above which reward significantly upside performance that exceeds targeted goals.

                  In particular, for the senior officers, the Compensation Committee focuses more on overall Company performance, and individual contributions to the achievement of established departmental and Company goals and less on comparable marketplace compensation comparisons in determining the amount of equity based compensation and annual cash bonuses.

         Components of Compensation. There are three major components of the executive officer compensation: (i) base salary, (ii) annual cash bonus awards, and (iii) equity-based incentive awards in the form of stock option grants. Executive officers also receive other benefits including medical, disability and life insurance and in certain cases family insurance coverage as well as a car allowance.

         The Compensation Committee uses its subjective judgment in determining executive officer compensation levels and takes into account both qualitative and quantitative factors. Except as described below, the Compensation Committee does not generally assign specific weights to these factors. Among the factors considered by the Compensation Committee are the recommendations of Mr. Santilli, with respect to the compensation of other key executive officers (other than Mrs. Santilli). However, the Compensation Committee makes the final compensation decisions concerning all officers, other than those governed by employment agreements that require full board approval or specific officer approval. In these cases, the Compensation Committee makes recommendations on compensation to the Board or officer with final approval authority.

         In making compensation decisions, the Compensation Committee considers compensation practices and financial performance of companies in the Company's industry and other comparable companies. This information provides guidance and a framework to the Compensation Committee, but the Compensation Committee does not target total executive compensation or any component thereof to any particular point within, or outside, the range of companies in the Company's industry and other comparable companies' results. Specific compensation for individual officers will vary from these levels as the result of subjective factors considered by the Compensation Committee unrelated to compensation practices of comparable companies. In making compensation decisions, the Compensation Committee also receives assessments and advice regarding the compensation practices from independent compensation consultants. The Compensation Committee believes that the attraction and retention of superior officers is essential to the Company's ability to compete effectively with larger competitors and continue to implement its growth strategy.

         Base Salary and Cash Bonuses. Each Company executive receives a base salary, which when aggregated with their bonus, is intended to be competitive with similarly situated executives in the Company's industry and executives at other comparable companies. The Company targets base pay at the level required to attract and retain highly qualified executives. In determining salaries, the Compensation Committee also takes into account, among other factors, individual experience and performance and specific needs particular to the Company. During fiscal 1997, the Company entered into employment agreements with Messrs. Santilli and Ruben and Mrs. Santilli. The base salaries of Mr. Santilli, Mrs. Santilli, and Mr. Ruben are structured in accordance with their employment agreements which provide that salaries of such individuals may be increased but not decreased and provide for annual increases which may not be less than the increase in the cost of living for the prior year. Mr. Ruben's agreement provides that Mr. Santilli shall determine the amount of any salary increases over the cost of living increases. Mr. Santilli, with the recommendation of the Compensation Committee, determines the compensation increases for the remaining named officers.

         In addition to base salary, officers at the level of vice president and above are eligible to receive an annual cash bonus under the Management Incentive Plan. The bonuses are based upon executive performance and certain other factors. Bonuses are determined based upon the achievement of qualitative and quantitative individual, departmental and company goals pursuant to an established formula under which the various factors are weighted based upon each individual's position, years of service and contribution to the overall performance of the Company or a subsidiary thereof. The maximum annual bonus awarded can range from 15% to 50% of an individual's annual salary for all officers, other than Mr. Santilli and Mrs. Santilli. Mr. Mandia may receive an annual bonus equal to up to 40% of his salary pursuant to the terms of his employment agreement if the Company achieves certain performance goals described in the Management Incentive Plan. Mr. Riseman and Mr. Hall may receive annual bonuses up to 50% of their salaries pursuant to the terms of their employment agreements, beginning in fiscal 2000 and fiscal 2001, respectively, if the Company achieves specified goals set forth in the Management Incentive Plan.

         The annual cash bonus payable to each of Mr. Santilli and Mrs. Santilli under their respective employment agreements is as follows: (a) if 80% of the targets established by the Board of Directors ("Targets") are met, a bonus of 50% of the individual's annual base salary, as adjusted, is payable under the employment agreement; (b) if 100% of the Targets are reached, a bonus equal to 100% of the individual's annual base salary, as adjusted, is payable under the agreement; or (c) if more than 100% of the Targets are achieved, the individual will receive and additional 2.5% of their annual base salary for each 1% by which the Targets are achieved. In no event, however, will the annual cash bonus paid to Mr. Santilli or Mrs. Santilli exceed 225% of their annual base salary, as adjusted and no bonuses are required to be paid in any year where the Company fails to meet at least 80% of the Targets. The cash bonus program for Mr. Ruben is established from time to time by the Compensation Committee. Currently, the Compensation Committee has directed Mr. Ruben's annual cash bonus not exceed fifty percent (50%) of Mr. Ruben's annual base salary at the time of the award with the actual amount of the award subject to the discretion of Mr. Santilli.

         The Company believes that bonuses paid to the Named Officers in fiscal 2000 are consistent with the Management Incentive Plan and the Targets. Under the Management Incentive Plan, the amount of bonus and the performance criteria vary with the position and role of the executive within the Company, although bonuses are significantly tied to the Company's financial performance. Base salary and cash bonuses of executives for fiscal 2000 were determined and paid in accordance with the compensation objectives discussed in this report.

         Stock Options. The Company believes that it is important for executives to have an equity stake in the Company and, toward this end, makes stock option grants to key executives from time to time. In making option awards, the Compensation Committee reviews the level of awards granted to executives at companies in the Company's industry and executives at other comparable companies, the awards granted to other executives within the Company and the individual officer's specific role and contribution at the Company. During fiscal 2000, options to purchase 204,350 shares were granted to officers and employees of the Company at exercise prices of $13.00 which represent at least the fair market value of the Common Stock on the date of grant. Except for options granted to the Chief Executive Officer which vest immediately, all other options granted become exercisable over a five year period on each successive anniversary of the date of grant and each vested portion is exercisable for five years from date vested. Mr. Santilli was granted options to purchase 10,000 shares of Common Stock in fiscal 2000. Each of Mrs. Santilli, and Messrs. Ruben, Mandia and Hall received options to purchase 20,000 shares of Common Stock. Mr. Riseman was granted options to purchase 6,875 shares of Common Stock in fiscal 2000.

         Chief Executive Officer Compensation. Mr. Santilli was the founder of the Company and has served as its Chairman, President and Chief Executive Officer since the Company's inception. On January 29, 1997, the Company entered into an employment agreement with Mr. Santilli. The agreement established Mr. Santilli's base salary at $300,000 and provided that his base salary may be increased from time to time and once increased may not be decreased. Mr. Santilli's base salary is automatically adjusted each year based upon the increase in the cost of living as determined by the Consumer Price Index. Pursuant to the terms of his employment agreement, Mr. Santilli's salary increases above the cost of living increase require full Board approval. On an annual basis, the Compensation Committee reviews and approves the compensation of Mr. Santilli which is submitted to the Board of Directors for its approval. For fiscal 2000, Mr. Santilli's base salary was $548,438. During fiscal 2000, Mr. Santilli also received a cash bonus of $575,000 under his employment agreement. The Compensation Committee believes that Mr. Santilli's compensation is consistent with the compensation paid to Chief Executive Officers of comparable, publicly-held finance companies, and other companies comparable to the Company. In addition, Mr. Santilli is the largest stockholder of the Company, and to the extent his performance as Chairman, President and Chief Executive Officer translates into an increase in the stockholder value, all stockholders share the benefits, including Mr. Santilli.

         The Compensation Committee approved the compensation of Mr. Santilli and the executive officers for fiscal 2000, following the principles and procedures outlined in this report.

         Policy on Deductibility of Compensation in Excess of $1.0 Million. Generally, Section 162(m) of the Internal Revenue Code of 1986, and the regulations promulgated thereunder (collectively, "Section 162(m)"), denies a deduction to any publicly held company, such as the Company, for certain compensation exceeding $1.0 million paid during the calendar year to the chief executive officer and the four other highest paid executive officers. Notwithstanding the foregoing, certain performance-based compensation that has been approved by stockholders is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals and the board committee that establishes such goals consists only of "outside directors" (as defined for purposes of Section 162(m)). All of the members of the Compensation Committee qualify as "outside directors." As a result, the Company believes compensation resulting from the exercise of options under the 1993 Stock Option Plan and the 1999 Stock Option Plan will be deductible. Any future employee incentive plan or other form of performance based compensation subject to this rule which is considered for adoption will be evaluated prior to any such adoption to determine the plan's anticipated compliance with the Section 162(m) limitation and this policy.

                           The Compensation Committee.

                                 Leonard Becker
                                 Michael DeLuca
                                 Richard Kaufman
                                Harold E. Sussman


Stock Performance Graph

         The following graph shows a comparison of the cumulative total return for the Company's Common Stock, the NASDAQ Stock Market and the New Peer Group Index (defined below), assuming an investment of $100 in each on February 14, 1997, the date the Company's Common Stock began trading on the NASDAQ Stock Market, and the reinvestment of all dividends. The data points used for the performance graph are listed below.

         The New Peer Group Index reflects the performance of the following publicly traded companies in industries similar to that of the Company: Aames Financial Corp., Advanta Corp., AMRESCO, Delta Financial Corp., Homegold Financial, IMC Mortgage Co., New Century Financial Corp., OCWEN Financial Corp. The Company revised the peer group utilized for purposes of this comparison because it believes that the New Peer Group is more representative than the Old Peer Group used in the prior year. In addition, some companies in the Old Peer Group are no longer in existence.

                               [GRAPHIC OMITTED]


------------------------------------- ----------- ---------- ----------- ---------- ----------
   Performance Graph Data Points        2/14/97    6/30/97     6/30/98    6/30/99    6/30/00
------------------------------------- ----------- ---------- ----------- ---------- ----------
ABFS                                  $  100.00   $  100.16  $  110.46   $  62.39   $   62.64
------------------------------------- ----------- ---------- ----------- ---------- ----------
NASDAQ Stock Market                   $  100.00   $  105.79  $  139.25   $  200.30  $  295.96
------------------------------------- ----------- ---------- ----------- ---------- ----------
New Peer Group Index                  $  100.00   $   85.28  $   89.99   $   28.83  $   13.12
------------------------------------- ----------- ---------- ----------- ---------  ----------
Old Peer Group                        $  100.00   $   85.28  $  82.44    $   15.37  $    2.87
------------------------------------- ----------- ---------- ----------- ---------- ----------

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The Company does not have any formal policy concerning the direct or indirect pecuniary interest of any of its officers, directors, security holders or affiliates in any investment to be acquired or disposed of by the Company or in any transaction to which the Company is a party or has an interest. The Company will not enter into any such transactions unless approved by a majority of the entire Board of Directors, not including any interested director.

         On September 29, 1995, the Company made a loan in the amount of $600,032 to Anthony J. Santilli, its President and Chief Executive Officer. The proceeds of the loan were used to exercise options to purchase 225,012 shares of Common Stock of the Company at a price of $2.67 per share. The loan bears interest at the rate of 6.46% with interest due annually or at maturity and the principal due September 2005. The loan is secured by the stock purchased with the proceeds of the loan as well as additional shares of the Company's Common Stock owned by Mr. Santilli such that the value of the collateral is equal to twice the outstanding loan amount.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act ("Section 16(a)") requires the Company's directors, executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

         To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended June 30, 2000, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with, except for the late filing of a Form 4 by Leonard Becker.

                              STOCKHOLDER PROPOSALS

         The deadline for providing the Company timely notice of any stockholder proposal to be submitted outside of the Rule 14a-8 process for consideration at the Company's 2001 Annual Meeting of Stockholders (the "2001 Meeting") will be September 15, 2001. As to all such matters which the Company does not have notice on or prior to September 15, 2001, discretionary authority shall be granted to the persons designated in the Company's proxy related to the 2001 Meeting to vote on such proposal. In addition, the Rule 14a-8 requirements applicable to inclusion of stockholder proposals in the Company's proxy materials related to the 2001 Meeting require that a stockholder proposal regarding the 2001 Meeting must be submitted to the Company at its office located at Bala Pointe Office Centre, 111 Presidential Blvd., Bala Cynwyd, Pennsylvania, 19004, by July 3, 2001 to receive consideration for inclusion in the Company's 2001 proxy materials. Any such proposal must also comply with the proxy rules under the Exchange Act, including Rule 14a-8.

                         INDEPENDENT PUBLIC ACCOUNTANTS

         Based upon the recommendation of the Audit Committee, the Board of Directors has selected BDO Seidman, LLP to be the Company's independent certified public accountants for fiscal 2001.

         A representative of BDO Seidman, LLP is expected to be present at the Annual Meeting to have the opportunity to make a statement if he or she desires to do so and to be available to respond to appropriate questions.

                                  ANNUAL REPORT

         This Proxy Statement is accompanied by the Annual Report to Stockholders for the year ended June 30, 2000 (the "Annual Report"). The Annual Report contains the Company's audited financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

         EACH PERSON SOLICITED HEREUNDER CAN OBTAIN A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JUNE 30, 2000 REQUIRED TO BE FILED WITH THE SEC WITHOUT CHARGE, EXCEPT FOR EXHIBITS TO THE REPORT, BY SENDING A WRITTEN REQUEST THEREFOR TO:

                                Jeffrey M. Ruben
                  Executive Vice President and General Counsel
                             111 Presidential Blvd.
                              Bala Cynwyd, PA 19004



                                        By Order of the Board of Directors,

                                        /s/ Beverly Santilli
                                        ---------------------------
                                        Beverly Santilli, Secretary

REVOCABLE PROXY


                   AMERICAN BUSINESS FINANCIAL SERVICES, INC.
               Annual Meeting of Stockholders - December 19, 2000

       THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ABFS

         The undersigned hereby constitutes and appoints Anthony J. Santilli and Jeffrey M. Ruben and each of them, as attorneys-in-fact and proxies of the undersigned, with full power of substitution for and in the name, place and stead of the undersigned to appear at the Annual Meeting of Stockholders (the "Annual Meeting") of American Business Financial Services, Inc. ("ABFS"), to be held on December 19, 2000, and at any postponement or adjournment thereof, and to vote all of the shares of Common Stock of ABFS which the undersigned is entitled to vote, with all the powers and authority the undersigned would possess if personally present. The undersigned directs this proxy to vote as indicated on the reverse side of this proxy card:

         THIS PROXY WILL, WHEN PROPERLY EXECUTED, BE VOTED AS DIRECTED. IF NO INSTRUCTIONS TO THE CONTRARY ARE INDICATED, THE PERSONS NAMED HEREIN INTEND TO VOTE FOR THE ELECTION OF THE NOMINEES. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

THE PROXY AGENTS PRESENT AND ACTING IN PERSON OR BY THEIR SUBSTITUTES (OR, IF ONLY ONE IS PRESENT AND ACTING, THEN THAT ONE) MAY EXERCISE ALL THE POWERS CONFERRED BY THIS PROXY. DISCRETIONARY AUTHORITY IS CONFERRED BY THIS PROXY AS TO CERTAIN MATTERS DESCRIBED IN THE ABFS PROXY STATEMENT.


                  (Continued and to be signed on reverse side)

         Please mark your votes as in this example. X
                                                    -

         The Board of Directors recommends a VOTE "FOR" the election of the nominees listed below.

I. The election as directors of all of the following nominees for the term of three years (except as marked to the contrary):

                        MICHAEL DELUCA          HAROLD E. SUSSMAN

                           / / FOR              / / VOTE WITHHELD


         To withhold authority to vote for an individual nominee, write that nominee's name on the space provided below.

         --------------------------------------------


II. In their discretion, the proxies are authorized to vote on any other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

         Should the undersigned be present and choose to vote at the Annual Meeting or at any adjournments or postponements thereof, and after notification to the Secretary of ABFS at the Annual Meeting of the stockholder's decision to terminate this proxy, then the power of such attorneys or proxies shall be terminated and shall have no force and effect. This proxy may also be revoked by filing a written notice of revocation with the Secretary or by duly executing a proxy bearing a later date.

         The undersigned hereby acknowledges receipt of the ABFS 2000 Annual Report to Shareholders, Notice of the ABFS Annual Meeting and the Proxy Statement relating thereto.


PLEASE DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE.




_______________________   _______________________     DATE:______________, 2000
 Signature(s)                                         (Please date this Proxy)


NOTE: It would be helpful if you signed your name exactly as it appears on your stock certificate(s), indicating any official position or representative capacity. If shares are registered in more than one name, all owners should sign.

                         Please date, sign and mail your
                      proxy card back as soon as possible.

                         Annual Meeting of Stockholders
                   AMERICAN BUSINESS FINANCIAL SERVICES, INC.

                                December 19, 2000